Exhibit 4.2

EUROPE-LEGAL-262667393/1 103037-0081 Freshfields Bruckhaus Deringer LLP RULES OF THE RELX PLC LONG-TERM INCENTIVE PLAN 2023 Adopted by the directors of RELX PLC on 14 February 2023 Approved by the shareholders of RELX PLC in general meeting on 20 April 2023

Page 1 THE RELX PLC LONG-TERM INCENTIVE PLAN 2023 1. DEFINITIONS 1.1 In these Rules and the schedules to these Rules (each a Schedule), unless the context otherwise requires, the following words and expressions have the following meanings: Adoption Date means 20 April 2023 being the date approval of the Plan by shareholders was obtained; Award means a right granted under this Plan to receive Shares without payment; Board means the board of directors of the Company; Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation, rights issue, consolidation, sub-division or reduction); Committee means the remuneration committee of the Board, or other duly authorised committee of the Board; Company means RELX PLC registered in England No. 77536 by whatever name known from time to time; Control has the meaning given to it by section 995 of the Income Tax Act 2007; Date of Grant means the date on which an Award is granted in accordance with the terms of Rule 4; Dealing Day means any day on which the London Stock Exchange is open for the transaction of business; Dealing Restrictions means any restrictions on, or requirement for approvals for dealing in Shares whether under applicable law (including, without limitation, UK MAR), under the Company’s share dealing rules (as applicable), the provisions of the Financial Conduct Authority’s Listing Rules or the City Code on Takeovers and Mergers or any of their equivalents in any applicable jurisdiction; Dividend Equivalent means a right to a cash payment or Shares in accordance with Rule 8; Employee means any employee (including an executive director) or a corporate officer of any member of the Group. Awards to corporate officers who are not former employees of any member of the Group shall be deemed to be granted outside the Employees’ Share Scheme; Employees’ Share Scheme has the meaning given by section 1166 of the Companies Act 2006; Financial Year means an accounting reference period as determined in accordance with section 391 of the Companies Act 2006;

EUROPE-LEGAL-262667393/1 103037-0081 Page 2 Group means the Company and every company which is under the Control of the Company and member of the Group will be construed accordingly; Holding Period means the post-vesting period applied to Vested Shares in accordance with Rule 7 during which the Participant must retain the Shares which Vest under an Award; Market Value means the closing quotation for a Share (from a reputable source in the case of an ordinary share in the capital of the Company priced in Pounds Sterling or from an equivalent such source for the New York Stock Exchange in the case of an American Depositary Share representing an ordinary share in the capital of the Company) immediately preceding the Date of Grant or, if the Committee so determines, the average of the closing quotations for a Share (from a reputable source in the case of an ordinary share in the capital of the Company priced in Pounds Sterling or from an equivalent such source for the New York Stock Exchange in the case of an American Depositary Share representing an ordinary share in the capital of the Company) for the three Dealing Days ending on the Dealing Day immediately preceding the Date of Grant; Normal Vesting Date means the date, following the end of the Performance Period, on which the Committee determines the extent to which the Performance Condition has been satisfied or such later date as the Committee may at any time determine, or, if there are Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have been lifted; Participant means any person who has been granted an Award which has not lapsed in accordance with the provisions of these Rules and includes, where the context permits, the legal personal representative(s) of a deceased Participant; Performance Condition means the condition or conditions determined by the Committee in accordance with Rule 5, measured after the end of the Performance Period or such other period as may be permitted under the Rules, which must be satisfied in order for an Award to Vest; Performance Period means the period after which the Performance Condition is measured which will be, unless the Committee determines otherwise at the Date of Grant or as otherwise provided in the Rules, the period of three consecutive Financial Years of the Company starting with the Financial Year in which the Date of Grant falls; Plan means this RELX PLC Long-Term Incentive Plan 2023 as amended from time to time; Pro-rated Number means such whole number of Shares (rounded down, as necessary) as is determined by multiplying the number of Shares comprised in an Award by A/B where (i) for the purposes of Rule 9 (Cessation of Employment), A is the number of complete months from the start of the Financial Year in which the Award was granted to the Termination Date, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period and (ii) for the purposes of Rule 11 (Change of Control of the Company), A is the number of complete months from the start of the Financial Year in which the Award was granted to the relevant event, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period;

EUROPE-LEGAL-262667393/1 103037-0081 Page 3 Remuneration Policy means the RELX directors’ remuneration policy approved, from time to time, by Shareholders, in accordance with the Companies Act 2006 and the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410), as amended; Rules means these Plan rules and any reference to a Rule will be construed accordingly; Share means an ordinary share in the capital of the Company or shares representing those shares following any Capital Reorganisation of the Company and includes an American Depositary Share representing a Share and Shareholder will be construed accordingly; Termination Date means the date on which a Participant ceases to be an Employee; Treasury Shares means treasury shares held by the Company in accordance with sections 724 to 732 of the Companies Act 2006; UK MAR means the European Union Market Abuse Regulation (596/2014/EU) on market abuse as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 or any equivalent or successor legislation; US Participant means a Participant who is subject to United States taxation under United States law including by reason of being a United States national, or resident in the United States for United States tax purposes; and Vesting means the Participant becoming absolutely entitled to receive the Shares comprised in their Award in accordance with these Rules and Vest and Vested will be construed accordingly. 1.2 Where the context permits the singular will include the plural and vice versa. Headings will be ignored in construing the Plan. 1.3 Any references to a statutory provision will include that provision as it may from time to time be amended, modified or re-enacted. 2. ELIGIBILITY 2.1 No person will be entitled as of right to participate in the Plan. The Committee may approve the participation of any Employee in the Plan. 3. INDIVIDUAL LIMIT 3.1 The Committee may not grant an Award to an Employee if the Market Value of the Shares under that Award when aggregated with the Market Value of Shares under any other Award granted to that Employee under the Plan in respect of the same Financial Year exceeds: (a) in the case of an Employee who is an Executive Director of the Company, the individual grant limits as stipulated by the Remuneration Policy; and (b) in the case of any other Employee, the individual grant limit for Executive Directors of the Company other than the Chief Executive Officer of the Company as stipulated by the Remuneration Policy.

EUROPE-LEGAL-262667393/1 103037-0081 Page 4 3.2 For the purposes of Rule 3.1, Market Value is to be determined as at the Date of Grant of the relevant Awards. 4. GRANT OF AWARDS 4.1 Subject to any Dealing Restrictions, the Committee may, during any period specified in Rule 4.3 below, grant Awards to any Employees approved by the Committee. 4.2 Awards will be granted by deed. Each Participant will receive information (electronically or in hard copy) following the Date of Grant summarising the main terms of the Award. This summary may include the following information: (a) the number and type of Shares subject to the Award; (b) details of the Performance Condition applicable to the Award; (c) the Performance Period; (d) the terms of any other conditions imposed pursuant to Rule 5; (e) whether or not the Award carries a right to Dividend Equivalents; and (f) any other information as the Committee may determine. 4.3 Awards may only be granted within the period of 42 days commencing on any of the following: (a) the Adoption Date; (b) the release of the Company’s interim (half-yearly) and/or final results in any year; (c) the release by the Company of any trading update or (if applicable to the Company at the time) its quarterly results for any year; (d) the day on which the Committee resolves that circumstances exist which justify the grant of Awards outside the periods referred to in (a) to (c) above; or (e) the day following the lifting of any Dealing Restrictions which prevented the grant of the Award during the periods referred to in (a) to (d) above. 4.4 A Participant may surrender their Award in whole or in part within the period of 30 days following the Date of Grant; and, if so surrendered, the Award (or part of the Award, as applicable) shall be deemed for all purposes not to have been granted. 5. PERFORMANCE AND OTHER CONDITIONS 5.1 Awards will be granted subject to a Performance Condition which, unless otherwise permitted in the Rules, must be satisfied before the Vesting of Awards. The Performance Condition shall be determined by the Committee at the relevant Date of Grant.

EUROPE-LEGAL-262667393/1 103037-0081 Page 5 5.2 The Committee may make the grant or Vesting of an Award subject to any other conditions it determines appropriate including, but not limited to, requiring a Participant to agree to comply with certain post-employment restrictive covenants, to meet shareholding requirements, to agree to post-Vesting sale restrictions, to sign a separation agreement in a form acceptable to the Company, or to confirm their acceptance of the Award in a form acceptable to the Company within a specified time period following the Date of Grant. If the Participant does not comply with any conditions set by the Committee in accordance with this Rule 5.2, the Committee may determine that the Award will lapse. Any Award that lapses pursuant to this Rule 5.2 shall be deemed for all purposes not to have been granted. 5.3 The Committee may make such adjustments to the Performance Condition applicable to outstanding Awards as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Condition, or any part of it, is no longer a fair measure of performance. The amended Performance Condition will not be materially less or more challenging than the one originally set. 5.4 In determining the level of Vesting of an Award under the Plan, the Committee will take into account the overall business performance of the Company and the Group over the Performance Period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome. In exercising any such discretion, the Committee will have due regard to the value created for Shareholders and the underlying business performance. 5.5 Without prejudice to Rule 5.3 and Rule 5.4, there will be no retesting of any Performance Condition. 6. NORMAL VESTING OF AWARDS 6.1 Except as otherwise permitted in the Rules, the number of Shares, if any, which Vest under an Award will be determined by the Committee by reference to the extent to which (i) the Performance Condition has been satisfied and (ii) any other conditions to which the Award is subject have been satisfied or waived in accordance with these Rules. 6.2 Except as otherwise provided in these Rules, Awards will Vest, in accordance with Rule 6.1, on the Normal Vesting Date and any part of an Award which does not Vest will immediately lapse. 6.3 Any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the Normal Vesting Date, subject to any Dealing Restrictions and any applicable Holding Period. 7. HOLDING PERIOD 7.1 At the Date of Grant the Committee may in its absolute discretion determine whether or not to impose a Holding Period and, if so, the duration of the Holding Period. The Shares subject to the Holding Period may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period save as to satisfy any tax liability of the Participant incurred in connection with the Award. The Committee may impose such requirements as it considers necessary or desirable to

EUROPE-LEGAL-262667393/1 103037-0081 Page 6 ensure Participants observe the Holding Period including, but not limited to, requiring Participants to hold the Shares via a nominee. 7.2 A Participant will take such steps as the Committee may reasonably require to satisfy the Committee as to the Participant’s observance of the Holding Period. 8. ENTITLEMENT TO DIVIDEND EQUIVALENTS 8.1 If an Award has been granted on the basis that it carries Dividend Equivalents, the Participant will be entitled to either additional Shares or a cash payment in either case equal in value to the ordinary dividends which would have been paid on the Vested Shares during the period commencing at the start of the Performance Period and ending on the earlier of (i) the end of the Performance Period and (ii) the Vesting of the Award. 8.2 The number of additional Shares or cash payment to which the Participant becomes entitled under Rule 8.1: (a) will be calculated (in such manner as the Committee sees fit) by reference to the currency of payment of the underlying dividend (and paid in such currency as the Committee sees fit); (b) will be calculated without any entitlement to interest (or other type of investment return) in the period between the dividend payment date and Vesting; (c) will be paid or issued or transferred (subject to such deductions as are required by law) as soon as reasonably practicable following Vesting; and (d) will be calculated by reference to ordinary dividends and without regard to special dividends or distributions or dividends-in-specie. 8.3 Any payment referred to in this Rule 8 does not represent an entitlement to actual dividends on the underlying Shares, by reason of the Participant not being the beneficial owner of the Shares at that time. 9. CESSATION OF EMPLOYMENT 9.1 Except as otherwise provided in these Rules, in the event that a Participant gives or receives notice of termination of employment for any reason other than those set out in Rule 9.2 (Approved Leaver), an Award will automatically lapse on the date on which notice is given or received. Approved Leaver 9.2 Except as otherwise provided in these Rules, if a Participant ceases to be an Employee before the Normal Vesting Date by reason of: (a) injury, disability or ill-health; (b) redundancy (as defined in section 139 of the Employment Rights Act 1996); (c) retirement with the consent of the Company; (d) death;

EUROPE-LEGAL-262667393/1 103037-0081 Page 7 (e) the sale of the company or business in which the Participant is employed out of the Group; or (f) any other reason the Committee (acting fairly and reasonably), in its absolute discretion, determines: the Award will continue in force over a Pro-rated Number of Shares until the end of the Performance Period and will lapse as to the balance on the Termination Date. The Award will Vest, if at all, on the Normal Vesting Date in accordance with Rule 6. 9.3 The Committee has discretion to vary the application of Rule 9.2 and determine that an Award will instead Vest as at the Termination Date over a Pro-rated Number of Shares to the extent the Performance Condition is satisfied. The Performance Condition will be assessed based on progress made against targets at the Termination Date as determined by the Committee in its absolute discretion. Such determination will take place as soon as reasonably practicable after the Termination Date and to the extent that an Award does not Vest as at the Termination Date, it will immediately lapse. Any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the date of determination, subject to any Dealing Restrictions. 9.4 The Committee also has discretion, if it considers it appropriate in the particular circumstances, to determine that an Award will Vest on some other basis. Intra-Group Transfer of Employment 9.5 A Participant will not cease to be an Employee for the purposes of this Rule 9 if they cease to be employed by a member of the Group but continue to be or are immediately afterwards employed by another member of the Group. 10. MALUS AND CLAW-BACK ARRANGEMENTS In case of: (a) material misstatement of results or erroneous calculation in incentive payout; (b) breach of restrictive covenants; (c) misconduct; or (d) fraud or conduct which results in (i) significant reputational damage; (ii) material adverse effect on the financial position of the Company; or (iii) corporate failure the Committee may, in its discretion, acting fairly and reasonably, determine at any time prior to the Vesting date (or to the end of the restrictions period in case of b)) to reduce the number of shares to which the Award relates, cancel the Award or impose further conditions to the Award; and/or at any time prior to the fifth anniversary of the start of the relevant Performance Period (or to the end of the restrictions period in case of b)) that the Participant must transfer or repay some or all of the shares and cash received from the Award as the Committee determines.

EUROPE-LEGAL-262667393/1 103037-0081 Page 8 If a Participant is, at the Normal Vesting Date, subject to an internal investigation regarding a serious breach of any of the matters referred to above, the Vesting of any of their Awards (to the extent not already Vested) and the application of malus and clawback may be delayed pending the outcome of that investigation. The Company may adopt such other clawback or forfeiture policy from time to time as necessary pursuant to the listing standards of any securities exchange on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. 11. CHANGE OF CONTROL OF THE COMPANY 11.1 Except as otherwise provided in these Rules, if any person: (a) obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; (b) becomes bound or entitled to acquire Shares under sections 979 and 983 of the Companies Act 2006; or (c) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006, then any unvested Awards over Shares in the Company will subject to satisfaction of the Performance Condition Vest in respect of the Pro-rated Number of Shares on a date within 30 days of the relevant event determined by the Committee. The Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion. Any Vested Shares will be issued or transferred to the Participant as soon as reasonably practicable after the date they Vest. 11.2 Any Award over Shares in the Company to which Rule 11.1 applies which does not Vest as a result of the relevant event will lapse on the relevant event. 12. INTERNAL REORGANISATION 12.1 Rule 11 will not apply if the purpose and effect of the change of Control or scheme of arrangement is to create a new holding company for the Company, such company having substantially the same Shareholders and proportionate shareholdings as those of the Company immediately before the scheme of arrangement. 12.2 If Rule 12.1 applies: (a) Awards will not Vest as a result of the relevant event; (b) an Award will instead be exchanged for an equivalent award over such shares as the Committee determines appropriate; and (c) the Committee may make any modifications to the Performance Condition as it determines appropriate.

EUROPE-LEGAL-262667393/1 103037-0081 Page 9 12.3 Where this Rule 12 applies, a Participant will not be treated as ceasing to be an Employee until they cease to be employed by a company which is either the relevant holding company or a subsidiary of the holding company (within the meaning of section 1159 of the Companies Act 2006). 13. ROLLOVER ON A CHANGE OF CONTROL 13.1 The Committee may determine that Rule 11 will not apply on a change of Control of the Company and may, with the consent of the person obtaining Control, (i) determine that the Awards will be rolled over in accordance with either the provisions of Rule 12.2 or Rule 13.2 or (ii) allow the Participants to choose between the Vesting of Awards (if at all) under Rule 11 and rollover in accordance with, as determined by the Committee, Rule 12.2 or Rule 13.2. 13.2 The Committee can determine that Awards are rolled over in accordance with the following terms: (a) the Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion; (b) to the extent that the Performance Condition has been met, the Award will be exchanged for an equivalent award over such shares as agreed between the Committee and the person obtaining Control, and will Vest on the Normal Vesting Date subject only to the Participant remaining in employment within the acquirer group of companies (unless Rule 9.2 applies) and will be subject to the Rules as they last had effect in relation to the Award that was rolled-over; and (c) to the extent that the Performance Condition has not been met, the Award will immediately lapse. 13.3 In Rule 11, Rule 12 and Rule 13, “Committee” means the Committee as constituted immediately before the event by virtue of which the applicable Rule applies. 14. VOLUNTARY WINDING UP 14.1 The provisions of Rule 11 will apply with such changes as may be necessary in the event that notice is duly given of a resolution for a voluntary winding up of the Company PROVIDED THAT, all references in that Rule to the date of the relevant event will be treated as references to the date on which notice is given for the voluntary winding-up of the Company. 15. ADJUSTMENT OF AWARDS 15.1 In the event of: (a) any Capital Reorganisation; or (b) the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award,

EUROPE-LEGAL-262667393/1 103037-0081 Page 10 the number of Shares comprised in an Award may be adjusted in such manner as the Committee may determine. 16. SOURCE OF SHARES 16.1 An Award may be satisfied by the issue or transfer of Shares. Treasury Shares may be used to satisfy Awards. 16.2 No Award will be granted under the Plan to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the vesting of that Award and any other Award granted at the same time, when added to the number of Shares that: (a) could be issued on the vesting of any subsisting Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company or RELX Group plc; and (b) have been issued on the exercise or vesting of any Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company or RELX Group plc, would exceed 10 per cent. of the ordinary share capital of the Company for the time being in issue. 16.3 No Award may be granted under the Plan to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the vesting of that Award and any other Award granted at the same time, when added to the number of Shares that: (a) could be issued on the vesting of any subsisting Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan, or any other discretionary share scheme established by the Company or RELX Group plc; and (b) have been issued on the exercise or vesting of any Awards or exercise or vesting of any subsisting awards granted during the preceding ten years under the Plan or any other discretionary share scheme established by the Company or RELX Group plc, would exceed 5 per cent. of the ordinary share capital of the Company for the time being in issue. 16.4 Reference in this Rule 16 to the issue of Shares means the issue and allotment (but not transfer) of Shares. The delivery of Treasury Shares also counts towards the percentage limits set out in Rule 16.2 and Rule 16.3 above for so long as institutional shareholder guidelines recommend this. 16.5 In determining the above limits no account will be taken of any Shares attributable to an Award which was released, lapsed or otherwise became incapable of vesting, but account will be taken of any shares in RELX NV issued pursuant to an Employees’ Share Scheme or discretionary share scheme prior to 8 September 2018 in the relevant ten year period.

EUROPE-LEGAL-262667393/1 103037-0081 Page 11 17. CASH SETTLEMENT 17.1 If deemed necessary in order to ensure compliance with tax, regulatory or legal country specific requirements (e.g. exchange control and securities laws) in the countries in which the Plan operates then, notwithstanding any provision to the contrary in these Rules, the Committee may: (a) decide to satisfy an Award by paying to the Participant an amount in cash equal to the market value (as determined in its discretion) of the number of Shares which would otherwise be issued or transferred following vesting or an amount determined on such other reasonable basis as the Committee may decide (which could for example, allow for the deduction of any applicable expenses); or (b) grant an Award on the basis that it will be satisfied in cash, as opposed to Shares, as set out in (a) above. 17.2 Unless the Committee determines otherwise, the Rules will apply as if any Award granted or to be satisfied in cash in accordance with this Rule 17 involves a right to, or interest in, Shares for the purposes of determining whether Dealing Restrictions are in place at the Date of Grant, Vesting, release or surrender of any such Award. 18. RIGHTS ATTACHING TO SHARES 18.1 All Shares issued or transferred on the Vesting of an Award will rank pari passu in all respects with the Shares in issue at the date of Vesting except in respect of any rights attaching to such Shares by reference to a record date prior to the date of Vesting. 18.2 Any Shares acquired by a Participant under this Plan will be subject to the articles of association of the Company from time to time. 19. ADMINISTRATION AND AMENDMENT 19.1 The decision of the Committee will be final and binding in all matters relating to the Plan including the exercise of any discretion under these Rules, the interpretation of the Rules and any dispute relating to any matter in connection with the Rules. 19.2 The Committee may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit provided that: (a) the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent of the Participants; (b) no amendment which in the reasonable opinion of the Committee is to the advantage of Employees or Participants may be made to: (i) the definition of Employee; (ii) the maximum entitlement of an Employee under the Plan; (iii) the maximum limit on the number of Shares which can be awarded under the Plan;

EUROPE-LEGAL-262667393/1 103037-0081 Page 12 (iv) the basis for determining an Employee’s entitlement to Shares under the Plan and the terms on which Shares can be acquired; (v) the adjustment provisions of Rule 15; (vi) the amendment provisions of this Rule 19; without the prior approval of the Company in general meeting except (a) in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Employees and/or Participants or the Company or any member of the Group or (b) as otherwise permitted under these Rules; and (c) without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees to such cancellation. 19.3 Notwithstanding any other provision of the Plan, the Committee may make appropriate amendments to the Plan and/or establish schedules to the Plan for the purpose of granting Awards to Employees, based on the Plan but modified to take account of such factors as the Committee determines appropriate including, but not limited to, local tax, exchange control or securities laws in any territory. 20. GENERAL Trustee Funding 20.1 Any member of the Group may provide money to the trustee or trustees of any trust or any other person or persons to enable any such person or persons to acquire or subscribe for Shares to be held for the purposes of satisfying Awards, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 2006. Discretionary Nature of the Plan 20.2 Subject to Rule 20.5, the rights and obligations of a Participant under the terms and conditions of their office or employment will not be affected by their participation in the Plan or any right they may have to participate in the Plan. 20.3 Participation in the Plan in one year does not imply any right to receive Awards on the same or any other basis in any other year. 20.4 The terms of the Plan do not entitle the Participant to the exercise of any discretion in their favour. 20.5 Each Participant waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any member of the Group for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise, or may arise, from the Participant ceasing to have rights or be entitled to Shares under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant's terms of employment will be varied accordingly.

EUROPE-LEGAL-262667393/1 103037-0081 Page 13 Changes to the Company’s capital structure 20.6 The existence of any Award will not affect in any way the right or power of the Company or its Shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Notices 20.7 Any notice or other document which has to be given to a Participant under or in connection with the Plan may be (i) delivered or sent by post to the Participant at their home address according to the records of their employing company, (ii) sent by email to any email address according to the records of their employing company or, in either case, such other address as may appear to the Company to be appropriate, or (iii) provided electronically through a website hosted by the Company or an agent of the Company, provided that the Participant is notified by email or post that such notice or document has been or will be provided in this manner. 20.8 Notices sent by post to a Participant will be deemed to have been given on the seventh day after the date of posting. 20.9 Notices sent by email, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending. 20.10 Notices provided through a website will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 20.8 or Rule 20.9 to have received the notification that it has been provided there. 20.11 Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email to any email address notified to the sender as valid for the purposes of this Rule. 20.12 All Share certificates, Award certificates and other communications relating to the Plan will be sent at the Participant’s risk. No transfer of Awards 20.13 A Participant may not transfer, assign, charge or otherwise dispose of Awards, or any rights in respect of them, except (i) on the transmission of Awards on the death of a Participant to their personal representatives or (ii) with the consent of the Committee. Any such attempted non-approved transfer will result in the lapse of the Award. Awards Non-Pensionable 20.14 Awards and Dividend Equivalents under the Plan are not pensionable.

EUROPE-LEGAL-262667393/1 103037-0081 Page 14 Taxation 20.15 Any liability of a Participant to taxation in respect of an Award will be for the account of the relevant Participant. By accepting an Award, a Participant agrees to comply with any arrangements specified by the Company for the reporting and payment of tax, duty and social security contributions in any jurisdiction in respect of any Award and any Shares to which the Participant is or may become entitled under the Plan including, without limitation, (i) arranging the sale of sufficient Shares on the Participant’s behalf to enable the Company or any member of the Group to satisfy its obligations in respect of deduction or withholding of tax, duty or social security contributions at source and (ii) entering into any election specified by the Company under Chapter 2 of Part 7 of the Income Tax (Employment & Pensions) Act 2003. Stamp Duty 20.16 The Company or, where the Committee so directs, any member of the Group, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer or issue of Shares on the Vesting of an Award under the Plan. Expiry of Plan 20.17 No Awards will be granted under the Plan after the tenth anniversary of the Adoption Date. Data Protection 20.18 By accepting the grant of an Award, a Participant acknowledges and, where so required, provides their consent that the Company or any member of the Group may hold, process and transfer personal data relating to them to other members of the Group or to any third parties engaged by them for any and all purposes related to the operation and administration of the Plan in accordance with Company privacy and data protection policies and notices and where the processing is necessary for: (a) the operation of the Plan; (b) the Company or any member of the Group to comply with its legal obligations; or (c) the purposes of the legitimate interests pursued by the Company or any member of the Group. 20.19 A Participant also acknowledges and, where so required, provides their consent that the Company or any member of the Group may, in accordance with Company privacy and data protection policies and notices and applicable law, transfer or store personal information outside the United Kingdom and the European Economic Area (EEA), and that personal data may also be processed outside the United Kingdom and the EEA by the Company or any member of the Group or for one or more of its or their service providers. Governing Law 20.20 This Plan will be governed by, and construed in accordance with, the laws of England and Wales and the courts of England and Wales will have exclusive jurisdiction in relation to any dispute arising in connection with the Plan.

EUROPE-LEGAL-262667393/1 103037-0081 Page 15 SCHEDULE 1 AWARDS GRANTED TO US PARTICIPANTS The Rules of the Plan apply to Awards granted to US Participants subject to the modifications contained in this Schedule. (A) In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules unless modified by this Schedule. (B) Retirement means, for the purposes of the application of Rule 9.2(c) of the Plan in relation to a US Participant, circumstances which the Committee determines on a case by case basis and in its absolute discretion to constitute retirement (irrespective of whether or not applicable retirement eligible criteria have been met). (C) Normal Vesting - Release of Shares. Rule 6.3 shall have the additional requirement that if Shares (or cash as applicable) are to be released to a US Participant, they shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs. (D) Dividend Equivalent - Cash Payment. Rule 8.2(c) shall have the additional requirement that any cash payment to the US Participant under this Rule shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs. (E) Dividend Equivalent - Shares in Lieu of Cash. Rule 8.2(c) shall have the additional requirement that if Shares are to be released to a US Participant in lieu of cash, they shall in all instances be released no later than March 15 of the year following the year in which Vesting occurs. (F) Approved Leaver. Rule 9.2 shall have the additional requirement that the Shares released to a US Participant shall in all instances be transferred to the US Participant on or before March 15 of the year following the year in which Vesting occurs. (G) Committee Adjustments. Rules 9.3 and 9.4 shall have the additional requirement that the Shares released to a US Participant or to a US Participant’s personal representative following the US Participant’s cessation of employment shall in all instances be transferred to the US Participant or the Participant’s personal representative on or before March 15 of the year following the year in which the US Participant’s cessation of employment occurs. (H) Change of Control of the Company or Voluntary Winding Up. Rule 11.1 and Rule 14 shall have the additional requirement that any Vested Shares issued or transferred to a US Participant shall in all instances be issued or transferred on or before March 15 of the year following the year in which they Vest. (I) Award Rollover. Except to the extent consistent with the requirements of Section 409A of the United States Internal Revenue Code (Code) for the

EUROPE-LEGAL-262667393/1 103037-0081 Page 16 deferral of compensation without penalty or additional tax or unless an exception to the application of Code Section 409A applies, Rule 13 shall not apply to any Award held by a US Participant if, at the time the election provided by Rule 13 is available to the US Participant, it has Vested. In such case, the Rules of the Plan shall apply to the Award without regard to Rule 13. (J) Application of Code Section 409A. Although neither the Committee nor any member of the Group guarantees any particular tax treatment to a US Participant, awards granted pursuant to this Schedule are intended to be exempt from Section 409A of the Code under the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the United States Income Tax Regulations (which requires, in the case of an employer with a fiscal year ending 31 December, that Shares in satisfaction of an award be transferred to the US Participant no later than March 15 of the calendar year following the calendar year in which the award is no longer subject to a substantial risk of lapsing) and shall be limited, construed and interpreted in accordance with such intent. (K) Withholding. Notwithstanding anything contained herein to the contrary, all Share releases and cash payments to US Participants contemplated hereunder shall be subject, to the extent applicable, to all applicable tax and withholding rules. (L) Effective Date. This Schedule will be effective on the Adoption Date.